UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2012

KENTUCKY FIRST FEDERAL BANCORP

(Exact Name of Registrant as Specified in its Charter)

United States	0-51176	61-1484858
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

216 West Main St, Frankfort, Kentucky	40601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 223-1638

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 3, 2011, Kentucky First Federal Bancorp (the “Company”), the holding company for First Federal Savings and Loan Association of Hazard (“First Federal of Hazard”) and First Federal Savings Bank of Frankfort (“First Federal of Frankfort”), entered into an Agreement of Merger (the “Merger Agreement”) with Central Kentucky Federal Savings Bank and CKF Bancorp, Inc. (“CKF Bancorp”), the holding company for Central Kentucky Federal Savings Bank (“Central Kentucky Federal”). The Merger Agreement was amended as of September 28, 2012. On December 31, 2012, the Company completed its acquisition of CKF Bancorp. Effective following the close of business on December 31, 2012, CKF Bancorp merged with and into the Company, with the Company as the surviving entity (the “Merger”), and Central Kentucky Federal merged with and into First Federal of Frankfort, with First Federal of Frankfort as the surviving entity.

The results of the elections made by CKF Bancorp shareholders pursuant to the Merger Agreement as to the form of consideration received by CKF Bancorp shareholders in the Merger are as follows:

Stock Elections: CKF Bancorp shareholders who validly elected to receive all Company common stock will receive 1.1743 shares of Company common stock for each share of CKF Bancorp common stock with respect to which that election was made;

Non-Elections: CKF Bancorp shareholders who validly elected either the “No Election” choice or who did not make a valid election will receive 1.1743 shares of Company common stock for each share of CKF Bancorp common stock held immediately prior to the Merger; and

Cash Elections: Cash elections were oversubscribed and therefore subject to the pro-ration calculations specified in the Merger Agreement, so that in the aggregate 690,943 of the shares of CKF Bancorp common stock outstanding immediately prior to the Merger were converted into shares of Company common stock and the remaining shares of CKF Bancorp common stock outstanding immediately prior to the Merger were converted into the right to receive $9.50 in cash, without interest. Due to the pro-ration required by the oversubscription of cash elections, CKF Bancorp shareholders who validly elected to receive cash will receive $9.50 in cash, without interest, for 61.44% of their shares and 1.1743 shares of Company common stock for 38.56% of their shares.

Under the terms of the Merger Agreement, cash will be issued in lieu of fractional shares.

As a result of the elections and pro-ration described above, CKF Bancorp shareholders will receive an aggregate of approximately 811,289 shares of Company common stock and an aggregate of $5,069,764 in cash, which does not include cash in lieu of fractional shares. The Company now has, including the shares issued in connection with the Merger, approximately 8,529,278 shares of common stock outstanding.

On January 1, 2013, the Company issued a press release announcing the completion of its acquisition of CKF Bancorp. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective December 31, 2012, Mr. Tony Whitaker, Chief Executive Officer of the Company, age 66, retired from daily activity. Mr. Whitaker also retired as President and Chief Executive Officer of First Federal of Hazard. Mr. Whitaker will remain Chairman of the Boards of Directors of the Company and First Federal of Hazard.

(c) Effective January 1, 2013, Mr. Don D. Jennings was appointed as Chief Executive Officer of the Company. Mr. Jennings, age 47, has served as President and Chief Operating Officer and as a Director of the Company since its inception in March 2005. He served as President and Chief Executive Officer of Frankfort First Bancorp, Inc., the holding company for First Federal of Frankfort, and now serves as Vice Chairman and Chief Executive Officer of First Federal of Frankfort. He has been employed by First Federal of Frankfort since 1991. For further information, see the Company’s press release dated January 1, 2013, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired

The financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(c)	Not Applicable

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release Dated January 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KENTUCKY FIRST FEDERAL BANCORP

Date: January 4, 2013	By:	/s/ Don D. Jennings
Don D. Jennings
President and Chief Executive Officer